                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                        AMERICAN HEALTH PROPERTIES, INC.




                                   ARTICLE I

                                     NAME


                        The name of the Corporation is:

                        American Health Properties, Inc.



                                   ARTICLE II

                                    ADDRESS


        The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, New Castle County, Wilmington, Delaware 19801. The name of the Corporation's registered agent at such registered office is The Corporation Trust Company.



                                  ARTICLE III

                                    PURPOSE


        The purpose for which the Corporation is formed is to engage in the ownership of real property and any other



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lawful act or activity for which corporations may be organized under the
General Corporation Law of the State of Delaware as now or hereafter in force.


                                   ARTICLE IV

                                 CAPITAL STOCK

        Section 1. The total number of shares of capital stock which the Corporation shall have authority to issue is One Hundred and One Million (101,000,000), of which One Hundred Million (100,000,000) shall be shares of Common Stock having a par value of $0.01 per share and One Million (1,000,000) shall be shares of Preferred Stock having a par value of $0.01 per share.

        Subject to the rights of the holders of any class or series of Preferred Stock as may be set forth in a resolution of the Board of Directors establishing such class or series pursuant to Section 3 of this Article IV, the authorized number of shares of Common Stock and/or Preferred Stock may be increased or decreased (but not below the number of shares of such class or series then outstanding) by an amendment of this Certificate of Incorporation adopted pursuant to the General Corporation Law of the State of Delaware as now or hereafter in force.

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        Section 2.  Each share of Common Stock shall entitle the owner thereof to vote at the rate of one (1) vote for each share of Common Stock held.

        Section 3. Shares of Preferred Stock may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by resolution of the Board of Directors of the Corporation prior to the issuance of any shares of that class or series. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance thereof, all in accordance with the laws of the State of Delaware. The Board of Directors shall have the power to specify the number of shares of any series or class of Preferred Stock, including the power to increase or decrease (but not below the number of shares of such class or series then outstanding) the number of shares of any class or series subsequent to the issuance of shares of that class or series.

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                                   ARTICLE V

                     PROVISIONS FOR DEFINING, LIMITING AND
                        REGULATING CERTAIN POWERS OF THE
                        CORPORATION AND OF THE DIRECTORS
                                AND STOCKHOLDERS


        Section 1. The affirmative vote of (a) the holders of not less than 80% of the outstanding shares of "Voting Stock" (as hereinafter defined) of the Corporation and (b) the holders of a majority of shares of Voting Stock who are Disinterested Stockholders (as hereinafter defined) shall be required for the approval or authorization of any "Business Combination" (as hereinafter defined) of the Corporation with any "Related Person" (as hereinafter defined). However, such 80% and majority voting requirements shall not be applicable if a majority of the Continuing Directors (as hereinafter defined) shall have expressly approved the acquisition of outstanding shares of Voting Stock of the Corporation that caused the Related Person to become a Related Person or shall have given approval to the Business Combination.

        For purposes of this Article V, Section 1:

        (i) The term "Business Combination" shall mean (a) any merger or consolidation of the Corporation or any


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    Subsidiary (as herein defined) (other than pursuant to Section 253 of the Delaware General Corporation Law, or any successor provision thereto with or into any corporation which owns at least 90% of the outstanding shares of each class of stock of the Corporation or such Subsidiary) with (i) any Related Person or (ii) any other corporation (whether or not itself a Related Person) which is, or after such merger or consolidation would be, an Affiliate or Associate (as each such term is hereinafter defined) of a Related Person; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Related Person or any Affiliate or Associate of any Related Person of any assets of the Corporation (including the securities of any Subsidiary) or any Subsidiary having an aggregate fair market value of $20,000,000 or more; (c) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Related Person having an aggregate fair market value of $20,000,000 or more, other than (i) by any distribution pro rata to, or exchange offer made to, all holders of a publicly-held class or series of stock of the Corporation or of any Subsidiary, or (ii) upon the exercise, conversion or

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    exchange of securities of the Corporation or any Subsidiary exercisable, convertible or exchangeable into or for the securities of the Corporation or any Subsidiary; (d) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of a Related Person or any Affiliate or Associate of any Related Person; or (e) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction involving the Corporation or any Subsidiary (whether or not with or into or otherwise involving a Related Person) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of Voting Stock of the Corporation or any Subsidiary which is directly or indirectly owned by any Related Person or any Affiliate or Associate of any Related Person.

        (ii) The term "Related Person" shall mean and include any individual, corporation, partnership or other person or entity which, together with its Affiliates and Associates is the "beneficial owner" (as defined on October 1, 1986 in Rule 13d-3 under the Securities Exchange Act of 1934) in the aggregate of 10% or more of


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    the outstanding Voting Stock of the Corporation, or any Affiliate or
    Associate of the Corporation.

        (iii) The terms "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 (the "Exchange Act"), as in effect on December 1, 1986.

        (iv) The term "Continuing Director" shall mean any member of the Board of Directors who is unaffiliated with, and not a nominee of, the Related Person and was a member of the Board of Directors prior to the time that the Related Person became a Related Person and any successor of a Continuing Director who is unaffiliated with, and not a nominee of, the Related Person and who is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board of Directors.

        (v) The term "Disinterested Stockholder" shall mean a holder of Voting Stock who is not a Related Person or an Affiliate or Associate of a Related Person and who is not beneficially owned (pursuant to the application of Rule 13d-3 under the Exchange Act) by a Related Person.


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        (vi)  Without limitation, any shares of Common Stock of the Corporation that any Related Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by the Related Person.

        (vii) The term "Subsidiary" shall mean any corporation or other entity of which more than a majority of the Voting Stock (or with respect to an entity other than a corporation, of any security entitled to vote generally in the election or appointment of the directors or persons acting in a similar capacity for such entity), is owned, directly or indirectly, by the Corporation.

        (viii) The term "Voting Stock" shall mean the outstanding shares of capital stock of the Corporation, or any Subsidiary (as applicable), entitled to vote generally in the election of directors thereof. In a vote required by or provided for in this Article V, Section 1, each share of Voting Stock shall have the number of votes granted to it generally in the election of Directors of the Corporation.


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        Notwithstanding any other provision of this Certificate of
Incorporation, the affirmative vote of (a) the holders of not less than 80% of the Voting Stock and (b) the holders of a majority of shares of Voting Stock who are Disinterested Stockholders, shall be required to repeal, rescind, alter or amend any provision contained in this Section 1 of Article V.

        Section 2. Except as may otherwise be provided pursuant to Section 3 of Article IV hereof in connection with rights to elect additional Directors under specified circumstances granted to the holders of any class or series of Preferred Stock, the number of Directors of the Corporation shall be determined by or in the manner provided in the Bylaws of the Corporation as from time to time amended.

        The holders of any class or classes of Preferred Stock or any series thereof may be entitled, if so provided in the resolution of the Board of Directors fixing the terms of such class, classes or series pursuant to Section 3 of Article IV hereof, to elect one or more Directors and to fill, or authorize the Directors so elected to fill, vacancies and newly created directorships of the class of Directors elected by such class, classes or series, and any Director so elected shall serve for such terms and under such

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

conditions as are set forth in the resolution of the Board of Directors fixing the terms of such class or series.

        Section 3. No holder of shares of capital stock of the Corporation shall, as such holder, have any right to purchase or subscribe for any shares of the capital stock of the Corporation or any other security of the Corporation which it may issue or sell (whether out of the number of shares authorized by this Certificate of Incorporation, or out of any shares of the capital stock of the Corporation hereafter authorized or acquired by it after the issue thereof, or otherwise) other than such right, if any, as the Board of Directors, in its discretion, may determine or as shall be stated in any resolution of the Board of Directors fixing the terms of any class or series of Preferred Stock.

        Section 4. A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the


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Director derived any improper personal benefit.  If the Delaware General
Corporation Law is amended after the date hereof to permit the further elimination or limitation of the personal liability of directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

        Any repeal or modification of this Section 4 of Article V by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation in respect of any act or omission occurring prior to the time of such repeal or modification.

        Section 5. Each Director, officer and employee of this Corporation shall be indemnified by the Corporation to the fullest extent permitted by the Delaware General Corporation Law as now or hereafter in force.

        Section 6. The Board of Directors of the Corporation may make, alter or repeal from time to time any of the Bylaws of the Corporation except any particular Bylaw which is specified in the Bylaws as not subject to amendment, alteration or repeal except upon a vote of the stockholders of the Corporation.

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        Section 7.  The Board of Directors may authorize, subject to such approval of stockholders and other conditions, if any, as may be required by any applicable statute, rule or regulation, the execution and performance by the Corporation of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization whereby, subject to the supervision and control of the Board of Directors, any such other person, corporation, association, company, trust, partnership (limited or general), or other organization shall render or make available to the Corporation managerial, investment, advisory and/or related services, office space and other services and facilities (including, if deemed advisable by the Board of Directors, the management or supervision of the investments of the Corporation) upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board of Directors, the compensation payable thereunder by the Corporation).

        Section 8. The Board of Directors may authorize any agreement of the character described in Section 7 of this Article V or other contract or transaction with any one or more Directors or officers or between the Corporation and any other corporation, partnership, association or other organization in which one or more of the Corporation's Directors

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

or officers are directors or officers, or similar parties, or otherwise have a financial interest, and no such agreement, contract or transaction shall be void or voidable solely by reason of the existence of any such relationship or solely because the Director or officer so interested is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the agreement, contract or transaction, or solely because such Director's votes are counted for such purpose if: (i) the material facts as to the Director's or officer's relationship or interest and as to the agreement or transaction are disclosed or are known to the Board of Directors or such committee and the Board of Directors or committee in good faith authorizes the agreements or transaction by the affirmative vote of a majority of the disinterested Directors, even though the disinterested Directors be less than a quorum; or (ii) the material facts as to such Director's or officer's relationship or interest and as to the agreement or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the agreement, contract or transaction is specifically approved in good faith by a majority of votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested Director or officer: or (iii) the agreement, contract or transaction is fair to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or


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the stockholders.  Any Director of the Corporation who is also a director, officer, stockholder or member of such other entity may be counted in determining the existence of a quorum at any meeting of the Board of Directors or of a committee which authorizes any such agreement, contract or transaction. If such a Director votes at a meeting to approve or disapprove a transaction as described in this Section 8, such vote shall not affect the validity of such a transaction provided the provisions of this Section 8 are otherwise satisfied.

        Section 9. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual meeting or special meeting of stockholders of the Corporation. No action may be taken by the written consent of the stockholders. Action need not be by written ballot unless the chairman of the meeting shall so direct.

        Section 10. Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by a majority of the entire Board of Directors, by the Chairman of the Board or by the President. Special meetings may not be called by any other person or persons. Each special meeting shall be held at such date and time as

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is requested by the person or persons calling the meeting, within the limits fixed by law.

        Section 11. The enumeration and definition of particular powers of the Board of Directors included in the foregoing shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of the Certificate of Incorporation of the Corporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board of Directors under the General Corporation Law of the State of Delaware as now or hereafter in force.


                                   ARTICLE VI

                 RESTRICTION ON TRANSFER OF SHARES, ACQUISITION
                 RESTRICTION AND OFFER BY CERTAIN STOCKHOLDERS

        Section 1. Whenever it is deemed by the Board of Directors to be prudent in protecting the status of the Corporation as a "real estate investment trust" under the Internal Revenue Code of 1986, as amended (the "Code"), the Board of Directors may require to be filed with the Corporation as a condition to permitting any proposed transfer, and/or the registration of any transfer, of shares of capital stock of

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the Corporation, a statement or affidavit from any proposed transferee setting forth the number of shares already owned after application of the attribution rules (the "Attribution Rules") of Section 544 of the Code by the transferee and any related person(s) specified in the form prescribed by the Board of Directors for that purpose. All contracts for the sale or other transfer of shares of the Corporation shall be subject to this provision.

        Section 2. As a condition to the transfer and/or registration of transfer of any shares of capital stock of the Corporation which would result in any stockholder owning, directly or indirectly, shares in excess of 9% of the outstanding shares of capital stock of the Corporation, the proposed transferee shall file with the Corporation an affidavit setting forth the number of shares of capital stock of the Corporation owned directly and indirectly (for purposes of this Section 2, shares of capital stock not owned directly shall be deemed to be owned indirectly by a person if that person or a group of which he is a member would be the beneficial owner of such shares for purposes of Rule 13d-3, or any successor rule thereto, promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the "Exchange Act"), and/or would be considered to own such shares by reason of the Attribution Rules), by the person filing the affidavit. The affidavit to be filed with the


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Corporation shall set forth all information required to be reported in returns filed by stockholders under Regulation 1.857-9 issued by the Internal Revenue Service, or similar provisions of any successor regulation, and in reports to be filed under Section 13(d) of the Exchange Act. The affidavit, or an amendment thereto, must be filed with the Corporation within 10 days after demand therefor and in any event at least 15 days prior to any transfer, registration of transfer or transaction which, if consummated, would cause the filing person to hold shares in excess of 9% of the outstanding shares of capital stock of the Corporation. No transfer nor any registration of any purported transfer in violation of the notice provisions of this Section 2 of
Article VI shall be valid or be given effect. Notwithstanding the foregoing compliance with the requirements of this Section 2 shall not validate any purported transfers which would result in any stockholder owning, directly or indirectly, shares in excess of the "Limit" as defined in Section 4 of this
Article VI.

        Section 3. Any acquisition of shares of capital stock of the Corporation that would result in any stockholder owning, directly or indirectly, shares in excess of the "Limit" as defined in Section 4 of this
Article VI shall be void ab initio to the fullest extent permitted under applicable law and the intended transferee of such "Excess Shares" as defined in Section 4 of this Article VI, shall be deemed

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never to have had an interest therein. If the foregoing provision is determined to be void, voidable or invalid by virtue of any legal decision, statute, rule or regulation, then the transferee of such shares shall be deemed to have acted as agent on behalf of the Corporation in acquiring such shares and to hold such shares on behalf of the Corporation.

        Section 4. Notwithstanding any other provision hereof to the contrary, and subject to the provisions of Section 5 of this Article VI, no person, or persons acting as a group, shall at any time directly or indirectly acquire ownership in the aggregate of more than 9.8% of the outstanding shares of capital stock of the Corporation (the "Limit"). Shares which would, but for this
Section 4, be owned by a person or a group of persons in excess of the Limit at any time shall be deemed "Excess Shares." For the purposes of determining and dealing with Excess Shares, the term "ownership" shall be defined to include shares of capital stock constructively owned by a person under the Attribution Rules and shall also include shares beneficially owned by a person for purposes of Rule 13d-3, or any successor rule thereto, promulgated by the Securities and Exchange Commission under the Exchange Act and the term "group" shall have the same meaning as that term has for purposes of Section 13(d)(3) of such Exchange Act. All shares of the Corporation which any person has the right to acquire upon exercise of outstanding


rights, options and warrants, and upon conversion of any securities convertible into shares, if any, shall be considered outstanding for purposes of the Limit if such inclusion will cause such person to own more than the Limit. Unless otherwise required by applicable law, the Corporation shall not register the transfer of shares to the extent that, as a result of the transfer, any person would hold Excess Shares.

        Section 5. The Limit set forth in Sections 3 and 4 of this Article VI and the filing requirements of Section 2 of this Article VI shall not apply to the acquisition of shares of the Corporation by the Corporation, by an underwriter in connection with a public offering of shares of the Corporation, or in any transaction involving the issuance of shares by the Corporation, in which the Board of Directors determines that the underwriter or other person or party initially acquiring such shares will timely distribute such shares to or among others such that, following such distribution, none of such shares will be Excess Shares. The Board of Directors in its discretion may exempt from the Limit under Sections 3 and 4 of this Article VI and from the filing requirements of Section 2 of this Article VI ownership or transfers of certain designated shares while owned by or transferred to any subsidiary of this Corporation or to any other person in connection with a reorganization,


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recapitalization, merger, liquidation or similar transaction approved by the
Board of Directors, provided that such person has given the Board of Directors evidence and assurances acceptable to the Board of Directors that the qualification of the Corporation as a "real estate investment trust" under the Code would not be jeopardized thereby.

        Section 6. Notwithstanding Sections 3 and 4 of this Article VI, if at any time more than 9.8% of the shares of capital stock of the Corporation has become concentrated in the hands of a "beneficial owner" (as such term is defined in Rule 13d-3, or any successor rule thereto, under the Exchange Act),
(i) such beneficial owner and each of his "affiliates" (as such term is defined on December 1, 1986 in Rule 12b-2 under the Exchange Act) owning any shares of capital stock of the Corporation shall be deemed to have offered to sell to the Corporation or its designee on a date fixed by the Corporation as specified in the Corporation's notice of its or its designee's acceptance of such offer to sell, such a number of shares of capital stock sufficient, in the opinion of the Board of Directors, to maintain or bring the direct or indirect ownership of shares of capital stock of the Corporation of such beneficial owner to no more than the Limit. The price at which the Corporation or its designee may purchase the outstanding shares of capital stock of the Corporation pursuant to the preceding sentence of this


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paragraph (the "Purchase Price") shall be equal to the closing sales price for the shares, if then listed on a national securities exchange, or the average of the closing sales prices for the shares if then listed on more than one national securities exchange, or if the shares are not then listed on a national securities exchange, the latest bid quotation for the shares if then traded over-the-counter, on the last business day immediately preceding the day on which notice of the Corporation's acceptance of the beneficial owner's and/or his affiliates' offer of sale is sent, or, if no such closing sales prices or quotations are available, then the Purchase Price shall be equal to the net asset value of such stock (determined on the basis of the fair market value of the assets of the Corporation) as determined in good faith by the Board of Directors. The Purchase Price of any shares acquired by the Corporation or its designee shall be paid, at the option of the Corporation, in cash or in the form of an unsecured, subordinated promissory note of the Corporation or its designee bearing interest and having a term to maturity (to be not less than five nor more than twenty years) as shall be determined by the Board of Directors. Payment of the Purchase Price shall be made at such time and in such manner as may be determined by the Board of Directors and specified in the notice of acceptance sent to the beneficial owner and/or his affiliates. From and after the tender by the Corporation of the Purchase Price therefor


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

on the date fixed for purchase by the Board of Directors, the holder of any shares to be so purchased shall cease to be entitled to any rights as a holder of such shares, excepting only the right to payment of the Purchase Price fixed as aforesaid.

        Section 7. Nothing contained in this Article VI or in any other provision hereof shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation's status as a "real estate investment trust" under the Code.

        Section 8. For purposes of this Article VI only, the term "person" shall include individuals, corporations, limited partnerships, general partnerships, joint stock companies or associations, joint ventures, associations, consortia, companies, trusts, banks, trust companies, land trusts, common law trusts, business trusts, or other entities and governments and agencies and political subdivisions thereof; provided, however, that such term shall not include this Corporation or any of its subsidiaries.

        Section 9. If any provision of this Article VI or any application of any such provision is determined to be

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

invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.


                                  ARTICLE VII

                                  AMENDMENTS

        The Corporation reserves the right to adopt, repeal, rescind, alter, restate or amend in any respect any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by applicable law, and all rights conferred on stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the affirmative vote of the holders of not less than 80% of the outstanding shares entitled to vote thereon shall be required to repeal, rescind, alter or amend in any respect any of the provisions contained in Section 2 of Article V, Section 4 of Article V, Section 9 of Article V, Section 10 of Article V, any provision contained in Article VI, or any provision contained in this Article VII. Section 1 of Article V may be repealed, rescinded, altered or amended as provided in such Section.

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

                                  ARTICLE VIII

                                  INCORPORATOR

        The name of the incorporator is Kathleen Heydon. The incorporator's mailing address is 400 South Hope Street, Los Angeles, California 90071-2899.

        IN WITNESS WHEREOF, the undersigned incorporator of American Health Properties, Inc. hereby executes the foregoing Certificate of Incorporation and acknowledges the same to be her act and further acknowledges that, to the best of her knowledge, the matters and facts set forth therein are true in all material respects under the penalties of perjury.

Dated this 16th day of December, 1986.

                                                KATHLEEN HEYDON
                                                ------------------------------
                                                Kathleen Heydon

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